UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PERRIGO COMPANY

(Exact name of registrant as specified in its charter)

Michigan	38-2799573
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

515 Eastern Avenue, Allegan, Michigan	49010
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, no par value per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Authorized Capital Stock

The Company’s amended and restated articles of incorporation authorize 200,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value, of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock.

Common Stock

Common Stock Outstanding

The outstanding shares of the Company’s common stock are duly authorized, validly issued, fully paid and non-assessable.

Voting Rights

Each holder of shares of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of shareholders.

Dividend Rights; Rights upon Liquidation

The holders of shares of common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Company’s board of directors. In the event of liquidation, each share of common stock is entitled to share pro rata in any distribution of the assets of the Company after payment or providing for the payment of liabilities.

Preemptive Rights

Holders of shares of common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Preferred Stock

Preferred Stock Outstanding

The Company’s preferred stock, none of which is outstanding, may be issued in series, with such preferences and dividend, conversion, redemption and liquidation rights, if any, as shall be determined from time to time by resolution of the Company’s board of directors, without further authorization by the Company’s shareholders, and all such preferences may be on terms more favorable than the terms of common stock. The issuance of preferred stock could, among other things, adversely affect the voting rights of the holders of common stock and have the effect of deterring a takeover of the Company. To date, the Company’s board of directors has designated one series of preferred stock, the Series A Junior Participating Preferred, none of which is outstanding.

Series A Junior Participating Preferred

The Series A Junior Participating Preferred was designated as the preferred stock purchasable upon the exercise of the rights issued pursuant to the Company’s shareholders rights plan, which expired on April 10, 2006.

Dividend Provisions

Under Section 6.06 of the Company’s Credit Agreement, dated as of October 26, 2011, among Perrigo Company and certain of its subsidiaries, JPMorgan Chase Bank, N.A., as Administrative Agent, and certain other participant banks; and the lender parties therein listed (the “Credit Agreement”), the Company may pay dividends so long as no default exists under the Credit Agreement or would be caused thereby.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits for this registration statement on Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Perrigo Company
(Registrant)

Date: June 3, 2013	By /s/ Todd W. Kingma
(Signature)
Todd W. Kingma, Secretary